Exhibit 99.2

AMD Reports Third Quarter 2013 Results – CFO Commentary

October 17, 2013

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com.

Q3 2013 Results

•	AMD revenue $1.46 billion, up 26% sequentially and up 15% year-over-year

•	Gross margin of 36%

•	Operating income of $95 million and non-GAAP operating income of $78 million

•	Net income of $48 million, earnings per share of $0.06 and non-GAAP net income of $31 million, earnings per share of $0.04

Q3 2013 Commentary

Revenue was $1.46 billion, up 26% sequentially. The sequential increase of 110% in the Graphics and Visual Solutions segment was due to increased revenue from sales of our semi-custom SoCs. Computing Solutions segment revenue was down 6% sequentially, due to decreased notebook and chipset unit shipments, partially offset by an increase in desktop unit shipments.

Gross margin was 36% in Q3 2013 and included a $19 million benefit, or approximately 1 percentage point, from the sale of inventory that had been previously reserved in Q3 2012 as compared to a similar $11 million benefit, or approximately 1 percentage point, in Q2 2013.

Operating expenses were $426 million. Non-GAAP operating expenses were $443 million, slightly below previous guidance of approximately $450 million primarily due to the timing of certain marketing expenses.

•	R&D was $288 million, 20% of net revenue.

•	SG&A was $155 million, 11% of net revenue.

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To derive non-GAAP operating expenses for Q3 2013, we excluded the impact of:

•	Amortization of acquired intangible assets of $5 million, and

•	Restructuring and other special charges (gains), net of ($22) million.

Non-GAAP operating income was $78 million and non-GAAP net income was $31 million.

To derive non-GAAP operating income and non-GAAP net income for Q3 2013, we excluded the impact of:

•	Amortization of acquired intangible assets of $5 million, and

•	Restructuring and other special charges (gains), net of ($22) million.

Depreciation and amortization, excluding amortization of acquired intangible assets, was $52 million down from $54 million in the prior quarter.

Interest expense was $47 million, up $5 million from the prior quarter. The increase was primarily attributable to tax interest in the quarter.

Tax provision was $3 million in the quarter, flat from the prior quarter.

Non-GAAP net income per share was $0.04, calculated using 764 million diluted shares. This includes the $19 million benefit in Q3 2013 from sales of inventory previously reserved in Q3 2012.

Adjusted EBITDA was $153 million, up $99 million from the prior quarter.

Q3 2013 Segment Results – Computing Solutions

Computing Solutions segment revenue was $790 million, down 6% sequentially due to decreased notebook and chipset unit shipments partially offset by increased desktop unit shipments.

•	Client product revenue decreased sequentially due to lower notebook microprocessor sales in the quarter.

•	Microprocessor ASP was flat sequentially.

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Computing Solutions operating income was $22 million, an improvement from operating income of $2 million in Q2 2013. Q3 2013 operating income included the impact of a $19 million benefit from sales of previously reserved inventory and Q2 2013 operating income included the impact of a similar $11 million benefit.

Q3 2013 Segment Results – Graphics and Visual Solutions

Graphics and Visual Solutions (GVS) segment revenue was $671 million, up 110% compared to the prior quarter, driven by our semi-custom business.

•	GVS segment revenue was up 110% sequentially due to Sony and Microsoft next generation products.

•	Graphics Processing Unit (GPU) revenue declined sequentially as customers began transitioning to our new products late in the quarter.

•	GPU ASP decreased sequentially.

•	Professional Graphics revenue reached a record high.

GVS segment operating income was $79 million, up from breakeven in the prior quarter primarily due to increased revenue.

•	Operating margin for the semi-custom business was in the mid-teens, primarily due to higher revenue and a smooth ramp in our first full quarter of production.

Balance Sheet

Cash, cash equivalents and marketable securities, including long term marketable securities were $1.2 billion at the end of Q3 2013, up slightly from the prior quarter. These results included $56 million of cash proceeds from real estate transactions related to our Singapore and Austin, Texas facilities.

Accounts Receivable at the end of the quarter was $873 million, up $203 million compared to the end of Q2 2013 due to higher revenue.

Inventory was $922 million exiting the quarter, up $211 million compared to the end of Q2 2013 largely driven by our customers’ next generation game console ramps and in preparation for fourth quarter shipments of our new graphics products.

Accounts Payable was $574 million up $172 million compared to $402 million in the prior quarter mainly due to the timing of payments and purchases.

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Payable to GLOBALFOUNDRIES (“GF”) line item on the Balance Sheet includes all amounts due to GF including wafer purchases and a Q1 2014 $200 million payment related to the reduction of wafer purchase commitments in 2012.

Long-term debt and capital lease obligations, including current portion at the end of the quarter was $2.05 billion, flat compared to Q2 2013.

Net cash provided by operations was $21 million. Non-GAAP free cash flow was positive $6 million. Capital expenditures were $15 million in the third quarter of 2013.

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended June 29, 2013.

For Q4 2013 we expect:

•	Revenue to increase 5% sequentially, +/-3%.

•	Non-GAAP gross margin to be approximately 35%.

•	Non-GAAP operating expenses to be approximately $450 million.

•	To be profitable at the net income level.

•	Inventory to be flat from Q3 2013 levels.

•	To generate positive free cash flow.

•	Taxes of approximately $3 million.

•	Cash, cash equivalents and marketable securities balances of approximately $1.2 billion.

For 2013 we expect:

•	Capital expenditures of approximately $110 million for the year.

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For more information, contact:

Investor Contact:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

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Non-GAAP Measures:

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA, and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company presented “Adjusted EBITDA” in this commentary as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, for all periods presented, the Company also included an adjustment for net restructuring and other special charges (gains). The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and

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communicates non-GAAP free cash flow because the Company’s management believes it is of importance to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q3-13	Q2-13	Q3-12
GAAP operating expenses	$426	$488	$523
Amortization of acquired intangible assets	5	4	4
Restructuring and other special charges (gains), net	(22)	5	3
Non-GAAP operating expenses	$443	$479	$516

Reconciliation of GAAP to Non-GAAP Operating Income (Loss)

(Millions)	Q3-13	Q2-13	Q3-12
GAAP operating income (loss)	$95	$(29)	$(131)
Amortization of acquired intangible assets	5	4	4
Restructuring and other special charges (gains), net	(22)	5	3
Non-GAAP operating income (loss)	$78	$(20)	$(124)

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(Millions except per share amounts)	Q3-13		Q2-13		Q3-12
GAAP net income (loss) / Earnings (loss) per share	$48	$0.06	$(74)	$(0.10)	$(157)	$(0.21)
Amortization of acquired intangible assets	5	0.01	4	0.01	4	0.01
Restructuring and other special charges (gains), net	(22)	(0.03)	5	0.01	3	—
Non-GAAP net income (loss) / Earnings (loss) per share	$31	$0.04	$(65)	$(0.09)	$(150)	$(0.20)

Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA

(Millions)	Q3-13	Q2-13	Q3-12
GAAP operating income (loss)	$95	$(29)	$(131)
Depreciation and amortization	52	54	62
Employee stock-based compensation expense	23	20	27
Amortization of acquired intangible assets	5	4	4
Restructuring and other special charges (gains), net	(22)	5	3
Adjusted EBITDA	$153	$54	$(35)

Non-GAAP Free Cash Flow Reconciliation

(Millions)	Q3-13	Q2-13	Q3-12
GAAP net cash provided by (used in) operating activities	$21	$(35)	$(240)
Purchases of property, plant and equipment	(15)	(28)	(32)
Non-GAAP free cash flow	$6	$(63)	$(272)

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Cautionary Statement

This document contains forward-looking statements concerning AMD, our financial outlook for the fourth quarter of 2013 and fiscal 2013, including revenue, non-GAAP gross margin, non-GAAP operating expenses, profitability, inventory, capital expenditures and taxes; our cash balance; and our ability to generate positive free cash flow in the fourth quarter of 2013; which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “would,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corp.‘s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact the company’s plans, that the company will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that customers stop buying the company’s products or materially reduce their operations or demand for the company’s products; that the company may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market at mature yields on a timely basis; that the company’s third party foundry suppliers will be unable to transition the company’s products to advanced manufacturing process technologies in a timely and effective way or to manufacture the company’s products on a timely basis in sufficient quantities and using competitive process technologies; that the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will not fully utilize its projected manufacturing capacity needs at GLOBALFOUNDRIES (GF) microprocessor manufacturing facilities; that the company’s requirements for wafers will be less than the fixed number of wafers that it agreed to purchase from GF or GF encounters problems that significantly reduce the number of functional die it receives from each wafer; that the company is unable to successfully implement its long-term business strategy; that the company inaccurately estimates the quantity or type of products that its customers will want in the future or will ultimately end up purchasing, resulting in excess or obsolete inventory; that the company is unable to manage the risks related to the use of its third-party distributors and add-in-board (AIB) partners or offer the appropriate incentives to focus them on the sale of the company’s products; that the company may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time; that global business and economic conditions, including PC market conditions, will not improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on the company’s sales or supply chain. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended June 29, 2013.

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